EXHIBIT 7.8

EXECUTION VERSION

COMPANY STOCKHOLDER AGREEMENT

by and

among

BJ’S WHOLESALE CLUB, INC.

and

GREEN EQUITY INVESTORS V, L.P. and GREEN EQUITY INVESTORS SIDE V, L.P.

DATED AS OF JUNE 28, 2011

COMPANY STOCKHOLDER AGREEMENT

COMPANY STOCKHOLDER AGREEMENT, dated as of June 28, 2011 (this “Agreement”), by and among BJ’s Wholesale Club, Inc., a Delaware corporation (the “Company”), on the one hand, and Green Equity Investors V, L.P., a Delaware limited partnership, and Green Equity Investors Side V, L.P., a Delaware limited partnership (each a “Stockholder” and together the “Stockholders”), on the other hand.

WHEREAS, concurrently with the execution of this Agreement, the Company, Beacon Holding Inc., a Delaware corporation (the “Buyer”), and Beacon Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Buyer (the “Transitory Subsidiary”), have entered into an Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which the Transitory Subsidiary will be merged with and into the Company (the “Merger”), with the Company being the surviving entity of such Merger and a wholly owned subsidiary of the Buyer on the terms, and subject to the conditions, set forth in the Merger Agreement. Each capitalized term used and not defined herein shall have the meaning ascribed thereto in the Merger Agreement;

WHEREAS, as of the date hereof, each Stockholder is the beneficial owner (for purposes of this Agreement, “beneficial owner” (including “beneficially own” and other correlative terms) shall have the meaning set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) of the number of (a) shares of Company Common Stock set forth opposite such Stockholder’s name on Schedule I hereto (such shares of Company Common Stock, together with any other equity securities of the Company, the power to dispose of or the voting power over which is acquired by such Stockholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms (including, but not limited to, any shares of Company Common Stock acquired upon exercise of any call option), collectively, the “Subject Shares”) and (b) shares of Company Common Stock underlying the call options set forth opposite such Stockholder’s name on Schedule I hereto (such call options, together with any other call options of the Company acquired by such Stockholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, collectively, the “Subject Options”); and

WHEREAS, as a condition to and as an inducement to the Company’s willingness to enter into the Merger Agreement, each of the Stockholders has agreed to enter into this Agreement and vote its Subject Shares as described herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound, the parties agree as follows:

ARTICLE I

VOTING MATTERS

Section 1.1 Agreement to Vote. Each Stockholder hereby agrees that, from and after the date hereof until the termination of this Agreement, at any meeting of the stockholders of the Company and at any postponement or adjournment thereof, such Stockholder shall vote or consent (or cause to be voted or consented), in person or by proxy, all the Subject Shares in favor of the approval and adoption of the Merger Agreement and in favor of any actions necessary to consummate the Merger and any of the other transactions contemplated by the Merger Agreement.

Section 1.2 Irrevocably Proxy. Solely with respect to the matters described in Section 1.1, for so long as this Agreement has not terminated in accordance with Section 4.1, if a Stockholder fails to comply with the provisions of Section 1.1, such Stockholder agrees that such failure shall result, without any further action by such Stockholder and effective as of the date of any such failure, in the appointment of the Company (or any nominee of the Company) as such Stockholder’s attorney and proxy with full power of substitution and resubstitution, to the full extent of such Stockholder’s voting rights with respect to such Stockholder’s Subject Shares (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 212 of the Delaware General Corporation Law) to vote all such Stockholder’s Subject Shares solely on the matters described in Section 1.1, and in accordance therewith. Each Stockholder hereby revokes any proxies previously granted that would otherwise conflict with the proxy contemplated pursuant to this Section 1.2 and agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein. Such proxy shall automatically terminate upon the valid termination of this Agreement in accordance with Section 4.1.

Section 1.3 Waiver of Appraisal Rights. Each Stockholder hereby waives any rights of appraisal from the Merger and the transactions contemplated by the Merger Agreement that such Stockholder may have.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Each Stockholder hereby severally represents and warrants to the Company as follows with respect to itself only:

Section 2.1 Existence; Authorization. Such Stockholder is a limited partnership, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Such Stockholder has all legal requisite capacity, power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due execution and delivery by the Company, this Agreement constitutes a legal, valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 2.2 No Conflicts; Required Filings and Consents. The execution and delivery of this Agreement by such Stockholder does not, and the performance of the terms of this Agreement by such Stockholder will not, (i) conflict with or violate the certificate of formation, limited partnership agreement or equivalent organization documents, as the case may be, of such Stockholder, (ii) conflict with or violate, or require any consent or notice under, any Law applicable to such Stockholder or by which any property or asset of such Stockholder is bound or affected or (iii) result in a breach of, constitute a default under, require any consent or notice under, or result in the creation of a Lien on any Subject Shares or Subject Options of such Stockholder (other than pursuant to this Agreement) pursuant to, any contract or agreement of such Stockholder.

Section 2.3 Ownership of Subject Shares and Subject Options. Such Stockholder is the beneficial owner of, and has good, valid and marketable title to, the Subject Shares and Subject Options set forth opposite its name on Schedule I. Such Stockholder or its Affiliates has sole voting power, and sole power of disposition, in each case either individually or through its representatives, with respect to all of its Subject Shares. The Subject Shares and Subject Options owned by such Stockholder are all of the equity securities of the Company owned, either of record or beneficially, by such Stockholder as of the date hereof. The Subject Shares and Subject Options owned by such Stockholder are free and clear of all Liens, other than any Liens created by this Agreement, the underlying agreements pursuant to which such shares were issued or as imposed by applicable securities Laws. Such Stockholder has not appointed or granted any proxy inconsistent with this Agreement, which appointment or grant is still effective, with respect to the Subject Shares.

ARTICLE III

COVENANTS OF THE STOCKHOLDERS

Each Stockholder hereby covenants and agrees as follows:

Section 3.1 Restriction on Transfer of Shares. Until the termination of this Agreement pursuant to its terms, such Stockholder shall not, directly or indirectly: (i) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift), or enter into any contract, option, derivative, hedging or other arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of (any of the foregoing, a “Transfer”), any of the Subject Shares or Subject Options or any interest therein, except to any Affiliate of such Stockholder who agrees in writing to be bound by the terms of this Agreement, provided, that such Stockholder shall have the right to exercise its Subject Options, (ii) grant any proxies or powers of attorney, deposit any of the Subject Shares into a voting trust or enter into any other voting arrangement with respect to the Subject Shares, (iii) permit to exist any Lien of any nature whatsoever with respect to the Subject Shares or the Subject Options (other than any Liens created by or arising under this Agreement or existing by operation of law) or (iv) commit or agree to take any of the foregoing actions.

Section 3.2 Disclosure. Each Stockholder hereby permits the Company to publish and disclose in any proxy materials (including all documents and schedules filed with the Securities and Exchange Commission) its identity and ownership of shares of Company Common Stock and the terms of this Agreement.

Section 3.3 Further Assurances. From time to time, at the request of the Company and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be necessary or reasonably desirable to consummate and make effective the transactions contemplated by this Agreement.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Termination. Except with respect to this Article IV, this Agreement shall, without any further action by the Company or either Stockholder, automatically terminate, and none of the Company or either Stockholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect upon the earlier to occur of (i) the Effective Time or (ii) the date of termination of the Merger Agreement in accordance with its terms. Notwithstanding the foregoing, no such termination shall relieve any party hereto of any liability for damages resulting from any breach of this Agreement (which breach, and liability therefor, shall not be affected by termination of this Agreement).

Section 4.2 Non-Survival of Representations and Warranties. The representations and warranties in this Agreement shall survive until the termination of this Agreement. This Section 4.2 shall not limit any covenant or agreement of the parties contained herein which by its terms contemplates performance after the termination of this Agreement.

Section 4.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

If to the Company:

BJ’s Wholesale Club, Inc.

25 Research Drive

Westborough, MA 01581

Attn: General Counsel

Telecopy: (774) 512-5552

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attn: Mark G. Borden and Jay E. Bothwick

Telecopy: (617) 526-5000

If to Green Equity Investors V, L.P. or Green Equity Investors Side V, L.P.:

c/o Leonard Green & Partners, L.P.

11111 Santa Monica Blvd., #2000

Los Angeles, CA 90025

Attn: Jonathan A. Seiffer and J. Kristofer Galashan

Telecopy: (310) 954-0404

with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 1022

Attn: Howard Sobel and John Giouroukakis

Telecopy: (212) 751-4864

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

Section 4.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 4.5 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Section 4.6 Entire Agreement. TThis Agreement constitutes the entire agreement between the parties hereto and supersedes any prior understandings, agreements or representations by or among the Stockholders or any of their Affiliates, on the one hand, and the Company or any of its Affiliates, on the other hand, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement.

Section 4.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void.

Section 4.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 4.9 Mutual Drafting. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing this Agreement to be drafted.

Section 4.10 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

(b) Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined only in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other person with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 4.3 of this Agreement. Nothing in this Section 4.10, however, shall affect the right of any person to serve legal process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) IT MAKES THIS WAIVER VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.10(c).

Section 4.11 Amendment: Waiver. No provision of this Agreement may be waived unless in writing signed by all of the parties to this Agreement, and the waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision. This Agreement may be amended, supplemented or otherwise modified only by a written agreement executed by all of the parties to this Agreement.

Section 4.12 Further Assurances. From time to time, at any other party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to carry out and make effective, in the most expeditious manner practicable, the obligations set forth in this Agreement.

Section 4.13 Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties hereto acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance. The parties hereto agree that if any party shall have failed to perform its obligations under this Agreement, then the party hereto seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that any party hereto may have against another party hereto for any failure to perform its obligations under this Agreement.

Section 4.14 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties hereto have executed this Support Agreement as of the date first above written.

BJ’S WHOLESALE CLUB, INC., a Delaware corporation

By:	/s/ LAURA J. SEN
Laura J. Sen
President and Chief Executive Officer

GREEN EQUITY INVESTORS V, L.P.

By: GEI Capital V, LLC, its General Partner

By:	/s/ JONATHAN A. SEIFFER
Jonathan A. Seiffer
Senior Vice President

GREEN EQUITY INVESTORS SIDE V, L.P.

By: GEI Capital V, LLC, its General Partner

By:	/s/ JONATHAN A. SEIFFER
Jonathan A. Seiffer
Senior Vice President

[Signature Page to Company Stockholder Agreement]

Schedule I

Name of Stockholder	Subject Shares	Subject Options
Green Equity Investors V, L.P.	1,615,415	2,307,735
Green Equity Investors Side V, L.P.	484,585	692,265